Filed pursuant to
                                                                 Rule 424(b)(2)
                                                     Registration No. 333-20803

                                                             $1,000,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                Due From 9 Months to 50 Years From Date of Issue

Pricing Supplement, dated March 7, 1997 (To Prospectus Supplement, dated March 26, 1996, to Prospectus, dated February 8, 1996).

                              DESCRIPTION OF NOTES

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:           7.00% Subordinated Notes Due March 15, 2007 (the
                          "Notes").

Aggregate
Principal Amount:         $5,659,000.00.

Price to Public:          100.00%.

Issue Date:               March 12, 1997.

Stated Maturity Date:     March 15, 2007.

Interest Rate:            7.00%.

Interest Payment Dates:   Monthly, on the 15th day of each month, commencing in
                          April 1997, and at Stated Maturity.

Regular Record Dates:     The first day of the month in which the related
                          Interest Payment Date occurs.

Sinking Fund:             None.

Redemption:               The Notes are subject to redemption, in whole but not
                          in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest
                          Payment Date, on or after March 15, 2000, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:                              J.W. Korth & Company.

Agent's Commission:                         2.00%.

Minimum Denomination:                       $1,000.

CUSIP Number:                               17303 MGF 0.